Exhibit 99.2

[XL Capital Logo Omitted]


                                                           XL Capital Ltd
                                                           XL House
                                                           One Bermudiana Road
                                                           P. O. Box HM 2245
                                                           Hamilton HM JX
                                                           Bermuda

                                                           Phone: (441) 292-8515
                                                           Fax: (441) 292-5280

Press Release


Contact:  David Radulski                   Roger R. Scotton
          Investor Relations               Media Relations
          (441) 294-7460                   (441) 294-7165


      XL CAPITAL LTD COMMENTS ON INDEPENDENT ACTUARY'S DRAFT REPORT REGARDING
                          WINTERTHUR INTERNATIONAL AND
                         ON PLANNED CAPITAL INITIATIVES

Hamilton, Bermuda - November 25, 2005: XL Capital Ltd (NYSE:XL) ("XL" or the "Company") President and Chief Executive Officer Brian M. O'Hara commented today on the previously announced draft report of the Independent Actuary ("IA") appointed in connection with the Company's acquisition of Winterthur International ("WI") from Winterthur Swiss Insurance Company ("Winterthur Swiss") in 2001 and XL's planned capital initiatives.

"While extremely disappointing, the IA's draft report removes the uncertainty that has existed since the IA review process began," Mr. O'Hara said. "The IA draft report, which we are still reviewing for manifest errors, requires Winterthur Swiss to pay XL $575 million (including interest) for the net losses and unearned premium balances relating to the acquired business and is expected to result in XL recording a net charge of approximately $830 million in the fourth quarter of 2005. I do believe, however, that this draft report reinforces the soundness of XL's reserving policies and practices on this book.

"The WI acquisition is both a strategic and a financial success, irrespective of the IA process," Mr. O'Hara continued. "The outcome should be viewed in the context of the final cost of the Winterthur International acquisition," Mr. O'Hara commented. While XL paid $330 million for the Winterthur International business in 2001, the Company now expects to receive $575 million (including interest) from Winterthur Swiss as a result of the IA draft report as payment for the seasoning of reserves and unearned premiums for business in force prior to the acquisition date.

"The original transaction was completed just ahead of a major hardening of the market for property and casualty insurance. The acquisition was a critical strategic milestone in XL's development as a global company. It gave us the valuable competitive advantages of a global network, strong customer relationships and intellectual capital. The assets, resources and reach of the Winterthur International business allowed us to optimize the growth opportunities we have seen since 2001," Mr. O'Hara added. "Winterthur International has been a significant generator of run-rate profitability to XL over the past four years as we have successfully integrated and built upon the business and network we acquired in 2001. Viewing Winterthur International on a stand-alone basis, I believe the net cost to XL of the WI purchase continues to represent an attractive price to earnings multiple."

Mr. O'Hara continued: "We are working with rating agencies and our advisers, Goldman Sachs and Citigroup Corporate and Investment Banking, to determine the amount and form of our capital raising. We expect these deliberations will allow us to reach a timely conclusion on next steps. XL intends to execute on this strategy as quickly as possible. Our planned capital raising will have significant equity content and will be in an amount sufficient to redress the capital impact of the IA's draft report and the recent catastrophes, respond to rating agency requirements, and, importantly, support our growth in 2006. We have stated previously that we are committed to raising the capital we need to restore the strength of our balance sheet."

"XL's previously announced property-catastrophe quota-share strategic initiative is on track. Our quota share counter-party, Cyrus Re, has recently obtained a Bermuda Monetary License to act as a reinsurer of XL property catastrophe and retrocessional business and has initially funded a collateral trust with $500 million to support such reinsurance activities."

Mr. O'Hara concluded: "With the combination of our global platforms and strong underwriting capabilities, planned capital raising, Cyrus Re quota share and our risk management initiatives, XL is well-positioned to lead in the upcoming renewal season while producing risk-adjusted profitability for our shareholders."

                                     #  #  #

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful. Any offers, solicitations of offers to buy, or any sales of securities will only be made in accordance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), or an exemption therefrom. This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of September 30, 2005, XL Capital Ltd had consolidated assets of approximately $54.9 billion and consolidated shareholders' equity of approximately $7.0 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL, including, without limitation, amounts due to XL from Winterthur Swiss Insurance Company (i) in connection with the independent actuarial process or (ii) under other contractual arrangements; (b) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments in the world's financial and capital markets that adversely affect the performance of XL's investments or access to such markets; (e) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (f) the other factors set forth in XL's most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management's response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.